Exhibit 11

                American Portable Telecom, Inc. and Subsidiaries

                        (A Development Stage Enterprise)

                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


Three Months Ended March 31,                           1996           1995
- - ----------------------------                           -----          ----

Primary Earnings
  Net (Loss)                                        $   (6,671)    $     (507)
                                                    ==========     ==========

Primary Shares
  Weighted average number of Common and Series A
    Common Shares Outstanding*                          59,086         59,086
                                                    ==========     ==========

Primary Earnings per Common Share
    Net (Loss)                                      $     (.11)    $     (.01)
                                                    ==========     ==========



* Weighted average number of Common and Series A Common Shares Outstanding was calculated based on the number of Common Shares outstanding during the period adjusted to give retroactive effect to the recapitalization in conjunction with the Company's initial public offering, as if this transaction had occurred at January 1, 1995.


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